AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT (this “Amendment”) made as of the 28th day of September 2012 by and between AEROFLEX INCORPORATED, a Delaware corporation (hereinafter the “Company”) and EDWARD S. WACTLAR (hereinafter the “Executive” and together with the Company, the “Parties”).

WITNESSETH:

WHEREAS, the Parties entered into an Employment Agreement dated July 1, 2010 (as amended, the “Agreement”) under which the Parties agreed upon the terms pursuant to which the Executive would provide services to the Company as further described therein, and

WHEREAS, the parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows, effective as of the date hereof:

1. Section 2(b)(ii) of the Agreement is hereby amended and restated, which shall read in its entirety as follows:

“Bonus. For each Fiscal Year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus of between 33-1/3% and 100% of his Base Salary based upon the achievement of the Company’s EBITDA targets for such Fiscal Year as established by the Board of Directors of the Company (the “Board”). More particularly, (i) 33-1/3% of the Executive’s Base Salary will be awarded to the Executive as a bonus if the Company’s EBITDA is equal to the minimum EBITDA target established by the Board (the “Threshold EBITDA”); (ii) 66-2/3% of the Executive’s Base Salary will be awarded as a bonus if the Company’s EBITDA is equal to the FY EBITDA Target established by the Board (the “FY EBITDA Target” or the “Target Bonus”); and (iii) 100% of the Executive’s Base Salary will be awarded to the Executive as a bonus if the Company’s EBITDA is equal to or greater than the maximum EBITDA Target established by the Board (the “Maximum EBITDA”). The Executive’s bonus shall be determined by linear interpolation if the Company’s EBITDA is between the Threshold EBITDA and the FY EBITDA Target or between the FY EBITDA Target and the Maximum EBITDA, as the case may be. If the Board fails to establish the Threshold EBITDA or the Maximum EBITDA for any fiscal year, such targets shall be presumed to be, respectively, $10,000,000 less and $10,000,000 more than the FY EBITDA Target. No annual bonus will be paid if the Company’s EBITDA is below the Threshold EBITDA for any Fiscal Year. The FY EBITDA Target shall be subject to equitable redetermination by the Board in the event of any divestiture, acquisition or other extraordinary event and to such modification, as may be appropriate, to reflect various types of accounting adjustments that historically and otherwise have been or are approved by the Compensation Committee. Any annual bonus payable hereunder shall be paid on or prior to March 15 of the year following the year such bonus is earned. ”

2. Section 4(a) of the Agreement is hereby amended and restated, which shall read in its entirety as follows:

“(a) Without Cause. If during the Employment Period, the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate his employment for Good Reason, except in either such case within eighteen (18) months following a Change in Control (as defined below), the Company shall pay to the Executive or his heirs (1) within ten (10) days after the Date of Termination, the sum of the Executive’s Base Salary through the Date of Termination, to the extent not theretofore paid, plus all accrued vacation pay, unreimbursed business expenses and other accrued but unpaid compensation described in Section 2(b) above (the “Accrued Obligations”); (2) any amount arising from the Executive’s participation in, or benefits under, any Investment Plans (“Accrued Investments”), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans; (3) subject to Executive’s execution and non-revocation of a general release in favor of Aeroflex, its affiliates and their current and former officers, directors and employees, in substantially the form attached hereto as Exhibit A within 30 days following the date of such termination (the “Release”), commencing, notwithstanding any provision to the contrary in Sections 4(a)(3)(A)-(D), on the 30th day following such Date of Termination (provided that, payments or benefits that would otherwise have been owed to Executive prior to the 30th day after the Date of Termination shall be made to or on behalf of Executive on the 30th day after the Date of Termination), (A) an amount equal to the Executive’s Base Salary payable for the remainder of the Employment Period immediately following the Date of Termination as if the Executive had not been terminated and remained an employee of the Company through the expiration of such period, but no event less than one (1) year if such termination shall occur after the 5 year anniversary of the Effective Date and (B) annual bonuses in the amount of the Target Bonus for the remainder of the Employment Period in accordance with Section 2(b)(ii), as if the Executive had not been terminated (including a prorated bonus for any partial Fiscal Year), but in no event, in the aggregate, less than the amount of (i) three (3) times the Target Bonus if such termination occurs prior to the five year anniversary of the Effective Date and (ii) one (1) times the Target Bonus if such termination occurs after the five year anniversary of the Effective Date; (C) without duplication to (B), the unpaid bonus, if any, applicable for the Fiscal Year in which the Date of Termination occurs, prorated to the Date of Termination, to be paid at the time the Company pays bonuses to other senior executives of the Company; and (D) all outstanding equity compensation awards, including the equity awards described in Section 2(b) (vii), shall immediately vest, and the Executive and qualifying members of the Executive’s family shall be entitled to continue to participate, at the Company’s expense, in the Company’s Welfare Plans, including medical, dental and prescription coverage, for the remainder of such Employment Period, but in no event less than one year.”

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3. Section 4(b) of the Agreement is hereby amended and restated, which shall read in its entirety as follows:

“(b) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall pay to his legal representatives (i) in a lump sum in cash within twenty (20) days after the Date of Termination, the Accrued Obligations; (ii) the Accrued Investments which shall be payable in accordance with the terms and conditions of the Investment Plans; and (iii) an annual bonus in the amount of the Target Bonus applicable for the Fiscal Year in which the Executive’s death or Disability occurs, prorated to the Date of Termination, such bonus to be paid at the time the Company pays such bonuses to other senior executives of the Company. In addition, the qualifying members of the Executive’s family shall be entitled to continue their participation at the Company’s expense in the Company’s Welfare Plans for a period of twenty-four (24) months after the Date of Termination.

4. Section 4(d) of the Agreement is hereby amended and restated, which shall read in its entirety as follows:

“(d) Change of Control. In the event there shall be, and only upon the occurrence of, a Change in Control as hereinafter defined, then, if the Executive’s employment is terminated by the Company without Cause (including by a notice of non-renewal by the Company pursuant to Section 1), or by the Executive for Good Reason, in either case within eighteen (18) months thereafter, the Company shall pay to the Executive or his heirs within ten (10) days of the Date of Termination (subject to Section 4(e)), the following: (i) the Accrued Obligations, (ii) the Accrued Investments, and (iii) a lump sum severance payment, in no event less than that amount to which the Executive is entitled pursuant to Sections 4(a)(3)(A), (B) and (C), equal to (A) the amount of the Executive’s Base Salary for the remainder of the Employment Period, but in no event less than three years, if such termination shall occur prior to the five year anniversary of the Effective Date or (B) the Executive’s Base Salary for the remainder of the Employment Period but in no event less than one year if such termination shall occur at any time after the five year anniversary of the Effective Date, together with an amount equal to either (x) three times the Target Bonus if the termination occurs prior to the 5 year anniversary of the Effective Date or (y) one times the Target Bonus if the termination occurs after the 5 year anniversary of the Effective Date, and (C) the unpaid bonus, in the amount of the Target Bonus, applicable for the Fiscal Year in which the Date of Termination occurs, prorated to the Date of Termination, to be paid at the time the Company pays bonuses to other senior executives of the Company. In addition, all outstanding equity compensation awards, including the equity awards described in Section 2(b) (vii), shall vest immediately, and the Executive and the qualifying members of the Executive’s family shall continue their participation at the Company’s expense in all of the Company’s Welfare Plans, including medical, dental and prescription coverage, for the balance of the Employment Period but in no event less than one year. Notwithstanding the foregoing, if any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to, or by reason of, any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or vesting or exercisability of any payment or benefit (each a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any successor provision thereto) or to any similar tax imposed by state or local law (the “Excise Tax”), then the aggregate amount of Payments payable to the Executive without incurring an Excise Tax shall be reduced to the aggregate amount of Payments that may be made to the Executive without incurring an Excise Tax; provided, however, that such reduction shall only be effected if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to the Executive without any such reduction , as determined by the Company’s auditors. Any such reduction in the preceding sentence shall be done first by reducing any cash payments with the last payment reduced first; next any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; next any equity or equity derivatives based on acceleration value shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); finally any other non-cash benefits will be reduced. For the purpose of this Section, a “Change in Control” (which in all respects shall satisfy the requirements of a “change in control event” as set forth in Treasury Regulations § 1.409A-3(i) (5)), shall mean the occurrence of a “change in the ownership”, a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company determined as follows:

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(i) a “change in the ownership” of the Company shall occur on the date on which any one person or more than one person acting as a group, directly or indirectly, acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulations § 1.409A-3(i)(5)(v); provided, however, if any one person or more than one person acting as a group is considered to own already more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a “change in the ownership” of the Company (or to cause a “change in the effective control” of the Company as contemplated in subsection (ii) or (iii) below); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by or from the Company or any corporation or other entity in which the Company owns or controls, directly or indirectly, at least 50 percent of the total combined voting power represented by all classes of stock issued by such corporation, or in the case of a noncorporate entity, at least 50% of the profits or capital interest in such entity or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (B) any acquisition by an individual who as of the Effective Date is a member of the Board, (C) any acquisition by any underwriter in any firm commitment underwriting of securities to be issued by the Company, or (D) any acquisition by any corporation (or other entity) if, immediately following such acquisition, 50% or more of the then outstanding shares of common stock (or other equity unit) of such corporation (or other entity) and the combined voting power of the then outstanding voting securities of such corporation (or other entity), are beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding voting securities of the Company in substantially the same proportions, respectively, as their ownership immediately prior to the acquisition of the stock and voting securities (collectively with (A), (B), and (C), the “Exempt Acquisitions”)

(ii) a “change in the effective control” of the Company shall occur on the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; provided, however, that none of the Exempt Acquisitions shall constitute a Change in Control;

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(iii) a “change in the effective control” of the Company shall occur on the date on which a majority of the members of the Company’s Board of Directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election, as determined in accordance with Treasury Regulations § 1.409A-3(i)(vi); and

(iv) a “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons), directly or indirectly, assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5) (viii); provided, however, a transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” of the Company when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii)(B).”

5. Section 13(k) of the Agreement is hereby amended and restated, which shall read in its entirety as follows:

“(k) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined, its parent, Aeroflex Holding Corp., and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

6. Except as specifically provided in and modified by this Amendment, the Agreement is in all other respects hereby ratified and confirmed and references to the Agreement shall be deemed to refer to the Agreement as modified by this Amendment.

7. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

AEROFLEX INCORPORATED

By:	/s/ John Adamovich, Jr.

/s/ Edward S. Wactlar
Edward S. Wactlar

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